Exhibit 4.1

Amendment Number 3

to

Employment Agreement

This Amendment Number 3 (the “Amendment”) dated November 6, 2008, amends the Employment Agreement (the “Agreement”) between BioForce Nanosciences Holdings, Inc. (the “Company”) and Kerry Frey (the “Employee”)

In consideration of the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.

All terms of the Agreement shall continue in full force and effect except as expressly modified in this Amendment.  All terms of the Agreement shall apply to this Amendment, except in the event and to the extent they are expressly modified herein, in which case the terms of this Amendment shall control.  All capitalized terms used in the Amendment not otherwise defined shall have the same meaning as in the Agreement.

2.

Section 2 of the Agreement is amended by deleting the provision in its entirety and replacing it with the following:  “The term of the Employee’s employment with the Company shall be until it is terminated in accordance with Section 9 of this Agreement.”

3.

Section 9(a) of the Agreement is amended by deleting the words “prior to the expiration of the initial term set forth in Section 2 or any extension thereof.”

4.

This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns.

5.

Each party represents and warrants that the person signing this Amendment has the full and proper authority to do so and has been empowered to make and execute this Amendment.

In Witness Whereof, the parties caused this Amendment to be executed on the day and year first written above.

BioForce Nanosciences Holdings, Inc.

By:_/s/ Gregory D. Brown_________________

     Gregory D. Brown, Exec VP and CFO

Kerry Frey

By:_/s/ Kerry M. Frey____________________